Exhibit 99.2

FOR IMMEDIATE RELEASE

Scott Howat

Director of Corporate Communications

(734) 827-5421

AFFINIA PRICES PRIVATE OFFERING OF $100 MILLION SENIOR SUBORDINATED NOTES DUE 2014

ANN ARBOR, MI — December 7, 2010

Affinia Group Inc. (“Affinia” or the “Company”), a wholly-owned subsidiary of Affinia Group Intermediate Holdings Inc. (the “Parent”), announced today that it has priced a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) of an additional $100,000,000 aggregate principal amount of its 9% Senior Subordinated Notes due 2014 (the “Notes”). The offering was increased from the original proposed amount of $75 million. Other than with respect to the date of issuance and issue price, the Notes will have the same terms as, and will be treated as a single class with, the Company’s existing outstanding $267 million aggregate principal amount of 9% Senior Subordinated Notes due 2014. The Notes will be guaranteed on an unsecured senior subordinated basis by Parent and certain of the Company’s current and future wholly owned domestic subsidiaries. The Company expects the issuance and delivery of the notes to occur on December 9, 2010, subject to customary closing conditions.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Affinia

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.8 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia.